EXHIBIT C

EXHIBIT C

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

NATHAN CARTER, Plaintiff, v. B. RILEY SECURITIES, INC., B. RILEY PRINCIPAL 150 SPONSOR CO., LLC, B. RILEY PRINCIPAL INVESTMENTS, LLC, B. RILEY FINANCIAL, INC., DANIEL SHRIBMAN, BRYANT RILEY, NICHOLAS HAMMERSCHLAG, ROSS LEVINSOHN, SAMUEL MCBRIDE, and TIMOTHY PRESUTTI, Defendants.	)	C.A. No. 2024-0605-KSJM

[PROPOSED] SUMMARY NOTICE OF PENDENCY AND PROPOSED SETTLEMENT OF STOCKHOLDER CLASS ACTION, SETTLEMENT HEARING, AND RIGHT TO APPEAR

TO: All record and beneficial holders of B. Riley Principal 150 Merger Corp. Common Stock as of the July 13, 2022 redemption date who were entitled to, but did not, redeem such shares, together with their heirs, assigns, transferees and successors-in-interest, but excluding Excluded Persons (as defined in the Stipulation and the Notice) (the "Class").[1]

PLEASE READ THIS SUMMARY NOTICE CAREFULLY. YOUR RIGHTS WILL BE AFFECTED BY A CLASS ACTION LAWSUIT PENDING IN

[1] Any capitalized terms used in this Summary Notice that are not otherwise defined in this Summary Notice shall have the meanings given to them in the Stipulation and Agreement of Settlement, Compromise, and Release, dated February 13, 2025 (the "Stipulation" or "Settlement"). Copies of the Stipulation and the full Notice of Pendency and Proposed Settlement of Stockholder Class Action, Settlement Hearing, and Right to Appear (the "Notice") are available at the Settlement website: www.BRPMStockholderSettlement.com.

THIS COURT.

YOU ARE HEREBY NOTIFIED, pursuant to an Order of the Court of Chancery of the State of Delaware (the "Court"), that the above-captioned stockholder class action (the "Action") is pending in the Court.

YOU ARE ALSO NOTIFIED that (i) plaintiff Nathan Carter ("Plaintiff"), individually and on behalf of the Class; (ii) B. Riley Securities, Inc., B. Riley Principal 150 Sponsor Co., LLC, B. Riley Principal Investments, LLC, B. Riley Financial, Inc., Daniel Shribman, Bryant Riley, Nicholas Hammerschlag, Ross Levinsohn, Samuel McBride, and Timothy Presutti (collectively, the "Defendants") have reached a proposed settlement of the Action for $3,250,000 in total consideration, consisting of at least $1.1 million in cash and up to $2.15 million in GameSquare Holdings, Inc. common stock. A copy of the Settlement is available at www.BRPMStockholderSettlement.com. The Settlement, if approved by the Court, will resolve all claims in the Action.

A hearing (the "Settlement Hearing") will be held on **________, 2025 at __a.m.,** before The Honorable Kathaleen St. Jude McCormick, Chancellor, either in person at the Court of Chancery of the State of Delaware, Leonard L. Williams Justice Center, 500 North King Street, Wilmington, Delaware, 19801, or remotely by telephone or videoconference (in the discretion of the Court), to, among other things: (i) determine whether to finally certify the Class for settlement purposes only, pursuant to Court of Chancery Rules 23(a), 23(b)(1), and 23(b)(2); (ii) determine whether Plaintiff and Plaintiff's Counsel have adequately represented the Class, and whether Plaintiff should be finally appointed as Class representatives for the Class and Plaintiff's Counsel should be finally appointed as Class counsel for the Class; (iii) determine whether the proposed Settlement should be approved as fair, reasonable, and adequate to the Class and in the best interests of the Class; (iv) determine whether the Action should be dismissed with prejudice and the Releases provided under the Stipulation should be granted; (v) determine whether the Order and Final Judgment approving the Settlement should be entered; (vi) determine whether the proposed Plan of Allocation of the Net Settlement Fund is fair and reasonable, and should therefore be approved; (vii) determine whether and in what amount any Fee and Expense Award should be paid to Plaintiff's Counsel out of the Settlement Fund; (viii) hear and rule on any objections to the Settlement, the proposed Plan of Allocation, and/or Plaintiff's Counsel's application for a Fee and Expense Award; and (ix) consider any other matters that may properly be brought before the Court in connection with the Settlement. Any updates regarding the Settlement Hearing, including any changes to the date or time of the

hearing or updates regarding in-person or remote appearances at the hearing, will be posted to the Settlement website, www.BRPMStockholderSettlement.com.

If you are a member of the Class, your rights will be affected by the pending Action and the Settlement, and you may be entitled to share in the Net Settlement Fund. If you have not yet received the Notice, you may obtain a copy of the Notice by contacting the Settlement Administrator at BRPM Stockholder Settlement, c/o Epiq Systems, Inc., PO Box 2238, Portland, OR 97208-2238. A copy of the Notice can also be downloaded from the Settlement website, www.BRPMStockholderSettlement.com.

If the Settlement is approved by the Court and the Effective Date occurs, the Net Settlement Fund will be distributed on a *pro rata* basis to Eligible Class Members in accordance with the terms of the proposed plan of allocation stated in the Notice or such other plan of allocation as is approved by the Court. Pursuant to the proposed plan of allocation, each Eligible Class Member will be eligible to receive a *pro rata* payment from the Net Settlement Fund equal to the product of (a) the Net Settlement Fund; and (b) a fraction, the numerator of which is the number of Eligible Shares held by the Eligible Class Member, and the denominator of which is a number representing the total number of Eligible Shares. As explained in further detail in the Notice at Paragraphs 28-36, Eligible Class Members do **not** have to submit a claim form to receive a payment from the Settlement.

Any objections to the Settlement, the proposed plan of allocation, or Plaintiff's Counsel's application for the Fee and Expense Award must be filed with the Register in Chancery in the Court of Chancery of the State of Delaware and delivered to Plaintiff's Counsel and Defendants' Counsel such that they are ***received* no later than ____________, 2025,** in accordance with the instructions set forth in the Notice.

Please do not contact the Court or the Office of the Register in Chancery regarding this Summary Notice. All questions about this Summary Notice, the Settlement, or your eligibility to participate in the Settlement should be directed to the Settlement Administrator or Plaintiff's Counsel.

Requests for the Notice should be made to the Settlement Administrator:

BRPM Stockholder Settlement
c/o Epiq Systems, Inc.
PO Box 2238
Portland, OR 97208-2238

Inquiries, other than requests for the Notice, should be made to Plaintiff's Counsel:

Tiffany Geyer Lydon, Esq.
Ashby & Geddes, P.A.
500 Delaware Avenue, 8th Floor
Wilmington, DE 19899
TLydon@ashbygeddes.com

BY ORDER OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE:

Dated: ___________, 2025